Exhibit 99.1

Kraton Performance Polymers, Inc. Announces Third Quarter 2015 Results, Provides Full Year 2015 Adjusted EBITDA Guidance of $160 million
HOUSTON, October 28, 2015 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter ended September 30, 2015.

2015 THIRD QUARTER OVERVIEW

•	Sales volume was 81.0 kilotons in the third quarter 2015 compared to 80.7 kilotons in the third quarter 2014.

•	Gross profit was $67.8 million in the third quarter 2015 compared to $63.8 million in the third quarter 2014.

•	Adjusted gross profit (non-GAAP) was $68.8 million, or $850 per ton, in the third quarter 2015 compared to $64.8 million, or $803 per ton, in the third quarter 2014.

•	Adjusted EBITDA (non-GAAP) was $42.4 million in the third quarter 2015 compared to $39.4 million in the third quarter 2014, an increase of $3.0 million.

•	Net income attributable to Kraton was $8.4 million, or $0.27 per diluted share, in the third quarter 2015 compared to $16.6 million, or $0.50 per diluted share, in the third quarter 2014.

•	Adjusted net income (non-GAAP) was $15.0 million, or $0.48 per diluted share, in the third quarter 2015 compared to $11.6 million, or $0.35 per diluted share, in the third quarter 2014.

•	Net cash provided by operating activities was $37.3 million in the third quarter 2015 compared to $32.8 million in the third quarter 2014.

	Three months ended September 30,		Nine months ended September 30,
($ in thousands, except per share amounts)	2015	2014	2015	2014
Sales volume (in kilotons)	81.0	80.7	231.6	233.4
Revenue	$269,012	$318,971	$786,349	$954,394
EBITDA(1)	$33,391	$40,090	$61,247	$90,693
Adjusted EBITDA(1)	$42,393	$39,417	$116,773	$115,491
Net income (loss) attributable to Kraton (GAAP)	$8,446	$16,615	$(6,574)	$19,849
Adjusted net income attributable to Kraton(1)	$14,955	$11,580	$39,846	$33,496
Earnings (loss) per diluted share (GAAP)	$0.27	$0.50	$(0.21)	$0.60
Adjusted earnings per diluted share(1)	$0.48	$0.35	$1.26	$1.01
Net cash provided by (used in) operating activities	$37,338	$32,781	$81,573	$(18,777)
_______________________________________

(1)	See Non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
“Kraton’s results for the third quarter 2015 were in line with our expectations, with sales volume modestly above the third quarter 2014 on growth in Specialty Polymers and Performance Products. Sales volume in Specialty Polymers was up compared to the third quarter 2014 as higher sales into industrial, consumer and cable gel applications served to offset lower lubricant additive sales volume associated with an inventory adjustment program with a major customer. Sales volume in Performance Products was up compared to the third quarter 2014 on higher sales into paving applications, including growth in differentiated grades such as HiMA, which offset lower sales into roofing and lesser-differentiated adhesive applications,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “With respect to Cariflex, sales volume was slightly below the record level posted in the third quarter 2014, due to variability in customer order patterns, which are typical for our Cariflex product group. Cariflex remains on its growth trend, with year-to-date sales volume up over 5% compared to the first nine months of 2014,” added Fogarty.
“With respect to our outlook for full year 2015, we now expect adjusted gross profit per ton will be in the range of $900 to $915 per ton for the full year, which would translate into adjusted EBITDA of approximately $160 million,” said Fogarty. “In the third quarter 2015, we repurchased 827 thousand shares at an average price of $20.77 per share, thereby completing our $50 million share repurchase program. For the program in total, we repurchased just over 2.5 million shares at an average price of $19.58 per share. During the quarter, we also continued to make progress on the various initiatives outlined for Kraton in our June investor day, which include the $70 million in cost reductions we have targeted by 2018, $18 million of which we expect to deliver in 2015,” Fogarty said. “With regard to our recently announced agreement to acquire all of the capital stock of Arizona Chemical Holdings Corporation, we have already started work on the integration process, and we are working diligently to close the acquisition by the end of this year or first quarter of 2016. Post-close, and through the combined efforts of the Kraton and Arizona Chemical teams, we will begin work to deliver the $65 million in cost synergies we expect to be realized through the combination of our two companies.”

Q3 2015 VERSUS Q3 2014 RESULTS
Revenue was $269.0 million for the three months ended September 30, 2015 compared to $319.0 million for the three months ended September 30, 2014, a decrease of $50.0 million or 15.7%. Excluding the $23.9 million negative effect from currency movements, revenue declined $26.0 million, or 8.2%, attributable to lower average selling prices resulting from lower raw material costs. Sales volumes were 81.0 kilotons for the third quarter of 2015 compared to 80.7 kilotons for the third quarter of 2014.
With respect to revenue for each of our product groups:

•
Cariflex™ revenue was $34.0 million for the three months ended September 30, 2015 compared to $40.0 million for the three months ended September 30, 2014, a decline of $5.9 million, or 14.8%. The negative effect of currency fluctuations accounted for $2.1 million of the decline. The remaining $3.8 million, or 9.6%, of the decline was primarily due to lower sales volume. Sales volume decreased compared to record sales volume for this product group in the third quarter of 2014 primarily due to lower sales into surgical glove applications associated with variability in customer order patterns which are typical in the Cariflex product group.

•
Specialty Polymers revenue was $86.8 million for the three months ended September 30, 2015 compared to $98.7 million for the three months ended September 30, 2014. Of the $11.9 million, or 12.1%, revenue decline, $4.7 million is associated with the negative effect of currency fluctuations, and the balance of the decline is primarily due to lower average selling prices resulting from lower raw material costs. Compared to the third quarter of 2014, sales volumes increased modestly due to growth in industrial, consumer, and cable gel applications partially offset by lower volumes into lubricant additives.

•
Performance Products revenue was $148.0 million for the three months ended September 30, 2015 compared to $180.1 million for the three months ended September 30, 2014. Of the $32.1 million, or 17.8%, revenue decline, $17.1 million is associated with the negative effect of currency fluctuations, and the balance of the decline is primarily due to lower average selling prices resulting from lower raw material costs. With respect to sales volume, we experienced strong demand for our paving applications, largely in North America, where we experienced share gains and higher sales of differentiated grades. These sales volume gains were offset by lower sales into roofing applications in Europe and lower sales into less differentiated pressure sensitive and construction adhesive applications.

Gross profit was $67.8 million for the three months ended September 30, 2015 compared to $63.8 million for the three months ended September 30, 2014. Adjusted gross profit (non-GAAP) was $68.8 million, or $850 per ton, for the three months ended September 30, 2015 compared to $64.8 million, or $803 per ton, for the three months ended September 30, 2014, an increase in adjusted gross profit of $47 per ton despite a negative impact from currency fluctuations of $30 per ton.
Research and development expenses were $7.6 million for the three months ended September 30, 2015 compared to $7.4 million for the three months ended September 30, 2014, an increase of $0.2 million, or 2.1%.
Selling, general and administrative expenses were $26.9 million for the three months ended September 30, 2015 compared to $16.4 million for the three months ended September 30, 2014, an increase of $10.5 million, or 64.4%. This increase was primarily due to $5.0 million of transaction and acquisition related costs incurred in the third quarter 2015, a $4.2 million reduction in the accrual for fees related to the terminated Combination Agreement with LCY in the third quarter 2014, and a $2.9 million increase in variable employee compensation costs. These increases were partially offset by a $1.0 million positive effect from currency fluctuations and a $1.0 million decrease associated with cost reduction initiatives. Adjusted selling, general and administrative expenses were $20.8 million and $20.1 million for the three months ended September 30, 2015 and 2014, respectively.
Adjusted EBITDA (non-GAAP) in the third quarter 2015 was $42.4 million, or 15.8% of revenue, compared to $39.4 million, or 12.4% of revenue, in the third quarter 2014, an increase of $3.0 million, or 7.6%.
Third quarter 2015 net income attributable to Kraton was $8.4 million, or $0.27 per diluted share, compared to the third quarter 2014 net income attributable to Kraton of $16.6 million, or $0.50 per diluted share. Adjusted net income attributable to Kraton (non-GAAP) was $15.0 million, or $0.48 per diluted share, in the third quarter 2015 compared to adjusted net income attributable to Kraton of $11.6 million, or $0.35 per diluted share, in the third quarter 2014, an increase of $0.13 per diluted share.

YTD 2015 VERSUS YTD 2014 RESULTS
Revenue was $786.3 million for the nine months ended September 30, 2015 compared to $954.4 million for the nine months ended September 30, 2014, a decrease of $168.0 million or 17.6%. The negative effect from currency movements accounted for $72.7 million of the decrease. The remaining $95.3 million, or 10.0%, decline was due to lower average selling prices amounting to $86.3 million driven by lower average raw material costs and $9.0 million due to lower sales volumes. Sales volumes were 231.6 kilotons for the nine months ended September 30, 2015, a decrease of 1.8 kilotons compared to the nine months ended September 30, 2014.
With respect to revenue for each of our product groups:

•
Cariflex™ revenue was $102.1 million for the nine months ended September 30, 2015 compared to $104.6 million for the nine months ended September 30, 2014, a decrease of $2.5 million or 2.4%. Cariflex sales volumes increased 5.2% compared to the nine months ended September 30, 2014, driven primarily by higher sales into surgical glove applications. The $6.1 million positive impact on revenue from higher sales volume was more than offset by a $6.6 million negative effect from currency fluctuations and a decline of $2.0 million associated with lower selling prices resulting from lower isoprene costs. Excluding the negative impact from currency fluctuations, revenue would have increased $4.1 million, or 3.9%.

•
Specialty Polymers revenue was $263.1 million for the nine months ended September 30, 2015 compared to $317.6 million for the nine months ended September 30, 2014. Of the $54.5 million, or 17.2%, revenue decrease, $15.9 million was associated with the negative effect of currency fluctuations. The balance of the decline was due to lower average selling prices resulting from lower raw material costs and a 5.5% decrease in sales volumes. The decrease in sales volume was largely due to lower sales into lubricant additive applications associated with inventory reduction measures by a significant customer, and, to a lesser extent, lower sales into personal care applications. Partially offsetting these declines were higher sales into industrial, medical, and cable gel applications.

•
Performance Products revenue was $420.9 million for the nine months ended September 30, 2015 compared to $531.9 million for the nine months ended September 30, 2014. Of the $111.1 million, or 20.9%, revenue decrease, $50.2 million was associated with the negative effect of currency fluctuations, and the balance of the decline was primarily due to lower average selling prices resulting from lower raw material costs. Sales volume increased modestly, despite the previously disclosed seven kilotons of lost production at our Wesseling and Berre facilities in the second quarter 2015. The net increase in sales volume was driven by higher sales into paving applications in North America and personal care applications, largely offset by lower sales into roofing applications in Europe and adhesives applications.

Gross profit was $161.8 million for the nine months ended September 30, 2015 compared to $193.0 million for the nine months ended September 30, 2014. Adjusted gross profit (non-GAAP) was $202.0 million, or $872 per ton, for the nine months ended September 30, 2015 compared to $199.0 million, or $852 per ton, for the nine months ended September 30, 2014, an increase in adjusted gross profit of $20 per ton despite a negative impact from currency fluctuations of $43 per ton.
Research and development expenses were $23.3 million for the nine months ended September 30, 2015 compared to $23.7 million for the nine months ended September 30, 2014, a decrease of $0.4 million, or 1.6%. This decrease was primarily driven by a $1.4 million positive effect from currency fluctuations, and a $1.3 million decrease related to cost reduction initiatives. These decreases were partially offset by a $1.2 million increase in variable employee compensation and $0.8 million of higher costs associated with the new semi-works facility.
Selling, general and administrative expenses were $77.5 million for the nine months ended September 30, 2015 compared to $78.9 million for the nine months ended September 30, 2014, a decrease of $1.4 million or 1.8%. This decrease was primarily due to a $3.0 million positive effect from currency fluctuations, a $3.0 million reduction in transaction and acquisition related costs, a $3.1 million decrease from cost reduction initiatives, and $0.9 million of lower marketing costs. These decreases were partially offset by a $5.9 million increase in employee related costs, primarily variable compensation, and a $2.3 million increase in professional fees. Adjusted selling, general and administrative expenses were $68.4 million and $68.0 million for the nine months ended September 30, 2015 and 2014, respectively.
Adjusted EBITDA (non-GAAP) was $116.8 million, or 14.9% of revenue for the nine months ended September 30, 2015, compared to $115.5 million, or 12.1% of revenue for the nine months ended September 30, 2014, representing a $1.3 million, or 1.1%, increase, despite a $5.7 million negative impact from foreign currency fluctuations.
Net loss attributable to Kraton was $6.6 million, or $0.21 per diluted share for the nine months ended September 30, 2015, compared to the nine months ended September 30, 2014 net income of $19.8 million, or $0.60 per diluted share. Adjusted net income attributable to Kraton (non-GAAP) was $39.8 million, or $1.26 per diluted share, for the nine months ended September 30, 2015 compared to adjusted net income attributable to Kraton of $33.5 million, or $1.01 per diluted share, for the nine months ended September 30, 2014, an increase of $0.25 per diluted share.

CASH FLOW
Net cash provided by operating activities was $37.3 million for the third quarter 2015 compared to $32.8 million for the third quarter 2014. For the nine months ended September 30, 2015, net cash provided by operating activities was $81.6 million compared to net cash used in operating activities of $18.8 million for the nine months ended September 30, 2014. The $100.4 million year-over-year increase in operating cash flows was primarily driven by changes in working capital which provided cash flows of $36.5 million for the nine months ended September 30, 2015 compared to a use of cash of $94.3 million for the nine months ended September 30, 2014. This period-over-period change includes a $79.3 million increase in cash flows associated with inventories due to a reduction in inventory volumes and raw material costs in the nine months ended September 30, 2015 compared with increases in the nine months ended September 30, 2014.
OUTLOOK
We currently estimate that our results in the fourth quarter of 2015 will reflect a negative spread between FIFO and ECRC of approximately $10.0 million. We now expect adjusted gross profit will be in the range of $900 to $915 per ton for the full year 2015, which would translate into full year 2015 adjusted EBITDA of $160 million. We believe the current raw material price environment is positive for our business, as lower average selling prices, in combination with the performance qualities of Kraton's product offering, provide a strong value proposition relative to competing materials.
USE OF NON-GAAP FINANCIAL MEASURES
This earnings release includes the use of both U.S. generally accepted accounting principles (“GAAP”) and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted Gross Profit and Adjusted Net Income attributable to Kraton (or earnings per share). Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable GAAP financial measure.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. For EBITDA, these limitations include: EBITDA does not reflect the significant interest expense on our debt; EBITDA does not reflect the significant depreciation and amortization expense associated with our long-lived assets; EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in the debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements; and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC (for additional information on the impact of the spread between the FIFO basis of accounting and ECRC, see Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014), but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP; and Adjusted EBITDA may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our debt agreements. Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. As a measure of our performance, Adjusted Gross Profit is limited because it often will vary substantially from gross profit calculated in accordance with U.S. GAAP due to volatility in raw material prices. Finally, we prepare Adjusted Net Income attributable to Kraton by eliminating from net income (loss) the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC. Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures.

CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, October 29, 2015 at 9:00 a.m. (Eastern Time) to discuss third quarter 2015 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on October 29, 2015 through 1:59 a.m. (Eastern Time) on November 12, 2015. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 866-554-3817.
ABOUT KRATON
Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, "Kraton"), is a leading global producer of engineered polymers and one of the world's largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton over 50 years ago. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. Kraton offers products to more than 800 customers in over 60 countries worldwide. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, which we believe is the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on Kraton, please visit www.kraton.com.
Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.
FORWARD LOOKING STATEMENTS
This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions, including the matters described under the caption “Outlook.”
All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part II, Item 1A. Risk Factors” and “Part I, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: our pending acquisition of Arizona Chemical Holdings Corporation; conditions in the global economy and capital markets; declines in raw material costs; our reliance on LyondellBasell Industries for the provision of significant operating and other services; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; hazards inherent to the chemical manufacturing business; other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such information in light of new information or future events.

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenue	$269,012	$318,971	$786,349	$954,394
Cost of goods sold	201,202	255,147	624,542	761,417
Gross profit	67,810	63,824	161,807	192,977
Operating expenses:
Research and development	7,597	7,440	23,345	23,736
Selling, general and administrative	26,917	16,374	77,488	78,872
Depreciation and amortization	16,145	16,552	46,852	49,630
Total operating expenses	50,659	40,366	147,685	152,238
Earnings of unconsolidated joint venture	95	80	273	324
Interest expense, net	6,151	6,099	17,975	18,667
Income (loss) before income taxes	11,095	17,439	(3,580)	22,396
Income tax expense	3,076	1,122	4,135	3,405
Consolidated net income (loss)	8,019	16,317	(7,715)	18,991
Net loss attributable to noncontrolling interest	(427)	(298)	(1,141)	(858)
Net income (loss) attributable to Kraton	$8,446	$16,615	$(6,574)	$19,849
Earnings (loss) per common share:
Basic	$0.27	$0.51	$(0.21)	$0.61
Diluted	$0.27	$0.50	$(0.21)	$0.60
Weighted average common shares outstanding:
Basic	30,503	32,315	30,779	32,249
Diluted	30,849	32,600	30,779	32,590

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except par value)
	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$63,799	$53,818
Receivables, net of allowances of $263 and $245	110,803	107,432
Inventories of products	264,105	326,992
Inventories of materials and supplies	11,345	10,968
Deferred income taxes	6,976	7,247
Other current assets	27,275	24,521
Total current assets	484,303	530,978
Property, plant and equipment, less accumulated depreciation of $376,294 and $387,463	493,711	451,765
Intangible assets, less accumulated amortization of $97,295 and $88,939	43,360	49,610
Investment in unconsolidated joint venture	11,725	12,648
Debt issuance costs	6,992	7,153
Deferred income taxes	2,973	2,176
Other long-term assets	21,335	28,122
Total assets	$1,064,399	$1,082,452
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$139	$87
Accounts payable-trade	64,169	72,786
Other payables and accruals	66,604	50,888
Deferred income taxes	1,549	1,633
Due to related party	15,396	18,121
Total current liabilities	147,857	143,515
Long-term debt, net of current portion	404,799	351,785
Deferred income taxes	12,693	15,262
Other long-term liabilities	103,107	103,739
Total liabilities	668,456	614,301
Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 30,524 shares issued and outstanding at September 30, 2015; 31,831 shares issued and outstanding at December 31, 2014	305	318
Additional paid in capital	347,462	361,342
Retained earnings	151,092	168,041
Accumulated other comprehensive loss	(138,005)	(99,218)
Total Kraton stockholders' equity	360,854	430,483
Noncontrolling interest	35,089	37,668
Total equity	395,943	468,151
Total liabilities and equity	$1,064,399	$1,082,452

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)
	Nine months ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$(7,715)	$18,991
Adjustments to reconcile consolidated net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	46,852	49,630
Amortization of debt premium	(130)	(121)
Amortization of debt issuance costs	1,668	1,665
Gain on disposal of property, plant and equipment	(60)	(33)
Earnings from unconsolidated joint venture, net of dividends received	90	163
Deferred income tax benefit	(2,270)	(3,222)
Share-based compensation	6,601	8,468
Decrease (increase) in:
Accounts receivable	(9,693)	(11,179)
Inventories of products, materials and supplies	50,462	(28,796)
Other assets	(2,022)	(4,606)
Increase (decrease) in:
Accounts payable-trade	(2,988)	(30,007)
Other payables and accruals	1,548	(5,915)
Other long-term liabilities	1,536	(4,937)
Due to related party	(2,306)	(8,878)
Net cash provided by (used in) operating activities	81,573	(18,777)
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant and equipment	(42,384)	(47,539)
KFPC purchase of property, plant and equipment	(46,097)	(33,807)
Purchase of software and other intangibles	(1,763)	(2,724)
Net cash used in investing activities	(90,244)	(84,070)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	30,000	29,000
Repayments of debt	(30,000)	(29,000)
KFPC proceeds from debt	55,622	—
Capital lease payments	(99)	(6,007)
Purchase of treasury stock	(31,891)	(704)
Proceeds from the exercise of stock options	1,022	1,429
Debt issuance costs	—	(485)
Net cash provided by (used in) financing activities	24,654	(5,767)
Effect of exchange rate differences on cash	(6,002)	(4,971)
Net increase (decrease) in cash and cash equivalents	9,981	(113,585)
Cash and cash equivalents, beginning of period	53,818	175,872
Cash and cash equivalents, end of period	$63,799	$62,287
Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$5,435	$9,267
Cash paid during the period for interest, net of capitalized interest	$21,690	$23,053
Capitalized interest	$3,342	$2,214
Supplemental non-cash disclosures:
Property, plant and equipment accruals	$16,023	$6,057
Asset acquired through capital lease	$681	$7,033

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATING SUMMARY OF CASH FLOW AND DEBT (Unaudited) (In millions)

	Nine Months Ended September 30, 2015
	Kraton	KFPC	Consolidated
Operating activities	$87.1	$(5.5)	$81.6
Investing activities	$(44.1)	$(46.1)	$(90.2)
Financing activities	$(30.9)	$55.6	$24.7
Foreign currency impact	$(5.0)	$(1.0)	$(6.0)
Beginning cash	$45.8	$8.0	$53.8
Ending cash	$52.8	$11.0	$63.8
Debt	$352.4	$52.6	$404.9
Net Debt	$299.6	$41.6	$341.1

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (Unaudited) (In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Gross profit	$67,810	$63,824	$161,807	$192,977
Add (deduct):
Restructuring and other charges (a)	61	—	142	558
Production downtime (b)	(146)	(990)	(474)	11,423
Non-cash compensation expense	122	136	396	508
Spread between FIFO and ECRC	926	1,816	40,144	(6,508)
Adjusted gross profit	$68,773	$64,786	$202,015	$198,958
 ____________________________________________________

(a)	Severance expenses and other restructuring related charges.

(b)
In 2015 and the three months ended September 30, 2014, the reduction in costs is due to insurance recoveries related to the Belpre production downtime. In the nine months ended September 30, 2014, production downtime at our Belpre, Ohio and Berre, France facilities.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss) attributable to Kraton	$8,446	$16,615	$(6,574)	$19,849
Net loss attributable to noncontrolling interest	(427)	(298)	(1,141)	(858)
Consolidated net income (loss)	8,019	16,317	(7,715)	18,991
Add:
Interest expense, net	6,151	6,099	17,975	18,667
Income tax expense	3,076	1,122	4,135	3,405
Depreciation and amortization	16,145	16,552	46,852	49,630
EBITDA	33,391	40,090	61,247	90,693
Add (deduct):
Restructuring and other charges (a)	533	—	1,499	653
Transaction and acquisition related costs (b)	4,968	(4,221)	5,798	8,822
Production downtime (c)	(134)	(990)	(343)	12,023
KFPC startup costs (d)	677	448	1,827	1,340
Non-cash compensation expense (e)	2,032	2,274	6,601	8,468
Spread between FIFO and ECRC	926	1,816	40,144	(6,508)
Adjusted EBITDA	$42,393	$39,417	$116,773	$115,491
_____________________________________________________

(a)
Severance expenses, professional fees and other restructuring related charges which are primarily recorded in selling, general and administrative expenses in 2015 and primarily recorded in cost of goods sold in 2014.

(b)
Charges related to the evaluation of acquisition transactions which are recorded in selling, general and administrative expenses. In 2015, charges are primarily related to the proposed acquisition of Arizona Chemical, and in 2014, charges are primarily related to the terminated Combination Agreement with LCY Chemical Corp. (“LCY”).

(c)
In 2015 and the three months ended September 30, 2014, the reduction in costs is due to insurance recoveries related to the Belpre production downtime, which are primarily recorded in cost of goods sold. In the nine months ended September 30, 2014, production downtime at our Belpre, Ohio and Berre, France facilities, of which, $11.4 million is recorded in cost of goods sold and $0.6 million is recorded in selling, general and administrative expenses.

(d)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general and administrative expenses.

(e)
For the three months ended September 30, 2015 and 2014, respectively, $1.7 million and $2.0 million is recorded in selling, general and administrative expenses, $0.2 million and $0.2 million is recorded in research and development expenses, and $0.1 million and $0.1 million is recorded in cost of goods sold. For the nine months ended September 30, 2015 and 2014, respectively, $5.7 million and $7.3 million is recorded in selling, general and administrative expenses, $0.5 million and $0.7 million is recorded in research and development expenses, and $0.4 million and $0.5 million is recorded in cost of goods sold.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended September 30, 2015				Three Months Ended September 30, 2014
	Income Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS	Income Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS
GAAP Earnings	$11,095	$3,076	$(427)	$0.27	$17,439	$1,122	$(298)	$0.50
Restructuring and other charges (a)	533	15	—	0.02	—	—	—	—
Transaction and acquisition related costs (b)	4,968	99	—	0.16	(4,221)	—	—	(0.13)
Production downtime (c)	(134)	(3)	—	(0.01)	(990)	—	—	(0.03)
KFPC startup costs (d)	677	115	281	0.01	448	76	186	0.01
Valuation Allowance (e)	—	—	—	—	—	1,853	—	(0.06)
Spread between FIFO and ECRC	926	(46)	—	0.03	1,816	(27)	—	0.06
Adjusted Earnings	$18,065	$3,256	$(146)	$0.48	$14,492	$3,024	$(112)	$0.35

	Nine Months Ended September 30, 2015				Nine Months Ended September 30, 2014
	Income (Loss) Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS	Income Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS
GAAP Earnings (Loss)	$(3,580)	$4,135	$(1,141)	$(0.21)	$22,396	$3,405	$(858)	$0.60
Restructuring and other charges (a)	1,499	61	—	0.05	653	121	—	0.02
Transaction and acquisition related costs (b)	5,798	116	—	0.18	8,822	—	—	0.27
Production downtime (c)	(343)	(7)	—	(0.01)	12,023	—	—	0.36
KFPC startup costs (d)	1,827	311	758	0.02	1,340	228	556	0.02
Valuation Allowance (e)	—	—	—	—	—	1,853	—	(0.06)
Spread between FIFO and ECRC	40,144	1,266	—	1.23	(6,508)	(75)	—	(0.19)
Adjusted Earnings	$45,345	$5,882	$(383)	$1.26	$38,726	$5,532	$(302)	$1.01
_____________________________________________________

(a)
Severance expenses, professional fees and other restructuring related charges which are primarily recorded in selling, general and administrative expenses in 2015 and primarily in cost of goods sold in 2014.

(b)
Charges related to the evaluation of acquisition transactions which are recorded in selling, general and administrative expenses. In 2015, charges are primarily related to the proposed acquisition of Arizona Chemical, and in 2014, charges are primarily related to the terminated Combination Agreement with LCY.

(c)
In 2015 and the three months ended September 30, 2014, the reduction in costs is due to insurance recoveries related to the Belpre production downtime, which are primarily recorded in cost of goods sold. In the nine months ended September 30, 2014, production downtime at our Belpre, Ohio and Berre, France facilities, of which, $11.4 million is recorded in cost of goods sold and $0.6 million is recorded in selling, general and administrative expenses.

(d)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general and administrative expenses.

(e)	Reduction of income tax valuation allowance related to the assessment of our ability to utilize net operating losses in future periods.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET LOSS ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended September 30, 2015
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$269,012	$—		$—	$269,012
Cost of goods sold	201,202	86	(a)	(926)	200,362
Gross profit	67,810	(86)		926	68,650
Operating expenses:
Research and development	7,597	—		—	7,597
Selling, general and administrative	26,917	(6,130)	(b)	—	20,787
Depreciation and amortization	16,145	—		—	16,145
Total operating expenses	50,659	(6,130)		—	44,529
Earnings of unconsolidated joint venture	95	—		—	95
Interest expense, net	6,151	—		—	6,151
Income before income taxes	11,095	6,044		926	18,065
Income tax expense	3,076	226	(c)	(46)	3,256
Consolidated net income	8,019	5,818		972	14,809
Net loss attributable to noncontrolling interest	(427)	281	(d)	—	(146)
Net income attributable to Kraton	$8,446	$5,537		$972	$14,955

Earnings per common share:
Basic	0.27	0.18		0.03	0.48
Diluted	0.27	0.18		0.03	0.48
Weighted average common shares outstanding:
Basic	30,503	30,503		30,503	30,503
Diluted	30,849	30,849		30,849	30,849
_____________________________________________________

(a)	Reduction of costs due to additional insurance recoveries associated with the first quarter 2014 production downtime at our Belpre, Ohio, facility.

(b)	$5.0 million of transaction related costs, $0.4 million of restructuring and other charges, and $0.7 million of KFPC startup costs.

(c)	Tax effect of other adjustments.

(d)	Portion of the adjustment associated with the KFPC startup costs which is attributed to the non-controlling interest.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended September 30, 2014
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$318,971	$—		$—	$318,971
Cost of goods sold	255,147	990	(a)	(1,816)	254,321
Gross profit	63,824	(990)		1,816	64,650
Operating expenses:
Research and development	7,440	—		—	7,440
Selling, general and administrative	16,374	3,773	(b)	—	20,147
Depreciation and amortization	16,552	—		—	16,552
Total operating expenses	40,366	3,773		—	44,139
Earnings of unconsolidated joint venture	80	—		—	80
Interest expense, net	6,099	—		—	6,099
Income before income taxes	17,439	(4,763)		1,816	14,492
Income tax expense	1,122	1,929	(c)	(27)	3,024
Consolidated net income	16,317	(6,692)		1,843	11,468
Net loss attributable to noncontrolling interest	(298)	186	(d)	—	(112)
Net income attributable to Kraton	$16,615	$(6,878)		$1,843	$11,580

Earnings per common share:
Basic	$0.51	$(0.21)		$0.06	$0.36
Diluted	$0.50	$(0.21)		$0.06	$0.35
Weighted average common shares outstanding:
Basic	32,315	32,315		32,315	32,315
Diluted	32,600	32,600		32,600	32,600
_____________________________________________________

(a)	Reduction of costs due to additional insurance recoveries associated with the first quarter 2014 production downtime at our Belpre, Ohio, facility.

(b)	$4.2 million benefit from reduction in accrued transaction fees offset by $0.4 million of KFPC startup costs.

(c)	Valuation allowance and tax effect of other adjustments.

(d)	Portion of the adjustment associated with the KFPC startup costs which is attributed to the non-controlling interest.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET LOSS ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Nine Months Ended September 30, 2015
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$786,349	$—		$—	$786,349
Cost of goods sold	624,542	333	(a)	(40,144)	584,731
Gross profit	161,807	(333)		40,144	201,618
Operating expenses:
Research and development	23,345	—		—	23,345
Selling, general and administrative	77,488	(9,114)	(b)	—	68,374
Depreciation and amortization	46,852	—		—	46,852
Total operating expenses	147,685	(9,114)		—	138,571
Earnings of unconsolidated joint venture	273	—		—	273
Interest expense, net	17,975	—		—	17,975
Income (loss) before income taxes	(3,580)	8,781		40,144	45,345
Income tax expense	4,135	481	(c)	1,266	5,882
Consolidated net income (loss)	(7,715)	8,300		38,878	39,463
Net loss attributable to noncontrolling interest	(1,141)	758	(d)	—	(383)
Net income (loss) attributable to Kraton	$(6,574)	$7,542		$38,878	$39,846

Earnings (loss) per common share:
Basic	$(0.21)	$0.24		$1.24	$1.27
Diluted	$(0.21)	$0.24		$1.23	$1.26
Weighted average common shares outstanding:
Basic	30,779	30,779		30,779	30,779
Diluted	30,779	31,121		31,121	31,121
_____________________________________________________

(a)
$0.5 million reduction of costs due to additional insurance recoveries associated with the first quarter 2014 production downtime at our Belpre, Ohio facility, partially offset by $0.2 million of restructuring and other charges.

(b)	$5.8 million of transaction related costs, $1.8 million of KFPC startup costs, $1.4 million of restructuring and other charges, and $0.1 million of production downtime costs.

(c)	Tax effect of other adjustments.

(d)	Portion of the adjustment associated with the KFPC startup costs which is attributed to the non-controlling interest.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Nine Months Ended September 30, 2014
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$954,394	$—		$—	$954,394
Cost of goods sold	761,417	(11,981)	(a)	6,508	755,944
Gross profit	192,977	11,981		(6,508)	198,450
Operating expenses:
Research and development	23,736	—		—	23,736
Selling, general and administrative	78,872	(10,857)	(b)	—	68,015
Depreciation and amortization	49,630	—		—	49,630
Total operating expenses	152,238	(10,857)		—	141,381
Earnings of unconsolidated joint venture	324	—		—	324
Interest expense, net	18,667	—		—	18,667
Income before income taxes	22,396	22,838		(6,508)	38,726
Income tax expense	3,405	2,202	(c)	(75)	5,532
Consolidated net income	18,991	20,636		(6,433)	33,194
Net loss attributable to noncontrolling interest	(858)	556	(d)	—	(302)
Net income attributable to Kraton	$19,849	$20,080		$(6,433)	$33,496

Earnings per common share:
Basic	$0.61	$0.62		$(0.20)	$1.04
Diluted	$0.60	$0.61		$(0.19)	$1.01
Weighted average common shares outstanding:
Basic	32,249	32,249		32,249	32,249
Diluted	32,590	32,590		32,590	32,590
_____________________________________________________

(a)	$11.4 million of production downtime at our Belpre, Ohio, and Berre, France, facilities, and $0.6 million of restructuring and other charges.

(b)
$8.8 million of transaction related costs, $1.3 million of KFPC startup costs, $0.6 million of production downtime at our Belpre, Ohio, and Berre, France, facilities, and $0.1 million of restructuring and other charges.

(c)	Valuation allowance and tax effect of other adjustments.

(d)	Portion of the adjustment associated with the KFPC startup costs which is attributed to the non-controlling interest.